Exhibit 99.4

FIRST COMMUNITY BANK CORPORATION

OF AMERICA

Contact: Kenneth P. Cherven
President/CEO
(727) 520-0987	July 5, 2006

NEWS

RELEASE

First Community Bank Corporation of America, a savings and loan holding company headquartered in Pinellas Park, Florida, announced today that John A. Stewart, Jr., the Company’s Chief Financial Officer, has resigned.

“We appreciate the contributions John has made as our Chief Financial Officer, since joining the management team in 2000,” said Chief Executive Officer and President Kenneth P. Cherven. “We wish him all the best in his future endeavors.” Chief Executive Officer Cherven went on to say that, “Sue Gilman, our Executive Vice President and Chief Operating Officer, has been appointed interim Chief Financial Officer while we search for a successor for this position.”

First Community currently operates 6 offices along the west coast of Florida with approximately $358 million in assets. First Community Bank Corporation of America is traded on the NASDAQ SmallCap under the symbol FCFL.

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This press release contains forward-looking statements under the Private Securities Litigation Reform Act of 1995 that are subject to certain risks and uncertainties that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. First Community Bank Corporation of America wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. Factors that could cause actual results to differ from the results discussed in the forward-looking statements include, but are not limited to: risk of loans and investments, including dependence on local economic conditions competition for the Company’s customers from other providers of financial services; possible adverse effects of changes in interest rates; execution and implementation of a series of previously announced strategic initiatives; balance sheet and capital ratio risks related to the share repurchase program; risks related to the Company’s acquisition and market extension strategy, including risks of adversely changing results of operations and factors affecting the company’s ability to consummate further acquisitions or extend its markets; and other risks detailed in the Company’s filings with the Securities and Exchange Commission, all of which are difficult to predict and many of which are beyond the control of the Company.